Exhibit 23.1

May 26, 2011

Daybreak Oil and Gas, Inc.
601 W. Main Ave.
Suite 1012
Spokane, WA 99201

Re: Securities and Exchange Commission Annual Report on Form 10-K; Consent of Independent Petroleum Engineer

Dear Sirs:

We hereby consent to the use of the name Lonquist & Co. LLC, and to references to Lonquist & Co. LLC an independent petroleum engineering firm, and to the inclusion of information contained in our reports as of March 1, 2011, in your Annual Report on Form 10-K for the year ended February 28, 2011 to be filed on or around May 26, 2011.

LONQUIST & CO. LLC
Texas Firm Registration No. F-8952
May 26, 2011

/s/ RICHARD R. LONQUIST

Richard R. Lonquist, P.E.
President